Exhibit 10.4

MASTER STOCK OPTION AWARD AGREEMENT

TERMS AND CONDITIONS

(For Grants of Nonqualified Stock Options)

This Master Stock Option Award Agreement (this “Agreement”) is entered into between you (the “Participant” named below) and Cree, Inc., a corporation formed under the laws of the State of North Carolina (the “Company”).

This Agreement states the terms and conditions that govern nonqualified stock options (each an “Option”) the Company may from time to time award granting you the right to purchase shares (the “Shares”) of the Common Stock of Cree, Inc. (the “Common Stock”). This Agreement governs only grants of options made under the Company’s 2004 Long-Term Incentive Compensation Plan (the “Plan”). The number of Shares, vesting schedule and per share purchase price applicable to each Option will be stated in a Notice of Grant issued by the Company. A Notice of Grant, together with the terms and conditions set forth in this Agreement and the Plan, constitute the entire agreement between you and the Company with respect to the Option described in the Notice of Grant.

Unless otherwise specified in a Notice of Grant or agreed to in writing by you and the Company, this Agreement will apply to all Options granted to you under the Plan on and after the effective date stated below. This Agreement is subject to and will be construed in accordance with the Plan. Unless otherwise defined in this Agreement or a Notice of Grant, capitalized terms used in this Agreement and defined in the Plan will have the same meaning as defined in the Plan.

Please indicate that you have read and agree to the terms and conditions of this Agreement by signing below and returning the signed copy to the Company at its principal offices in Durham, North Carolina. By your signature below, you agree to be bound by the provisions of this Agreement and the Plan and Notices of Grant applicable to the Options to which this Agreement applies.

Effective Date1:

CREE, INC.	PARTICIPANT:

By:
[Name]	Signature
[Title][2]	Print Name:

[1]	Grant date of first award subject to Agreement.
[2]	To be executed by the CEO except that if the CEO is the Participant the Agreement shall be signed by the Chairman of the Compensation Committee.

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

1.	Grants of Options. Subject to the terms and conditions contained in this Agreement, the Notice of Grant applicable to the Award and the Plan, the Company may, from time to time in its discretion, grant you Options to purchase shares of Common Stock.

2.	Term of Options. Unless sooner terminated in accordance with the Plan or this Agreement or as otherwise provided in the Notice of Grant, each Option will expire and cease to be exercisable upon the first to occur of the following:

(a)	the expiration of ninety (90) calendar days following your Termination of Service, except where the termination results from your death or Disability or where your death occurs following the termination but while the Option is otherwise still exercisable;

(b)	the expiration of one (1) year following your Termination of Service if the termination results from your death,

(c)	the expiration of one (1) year following your Termination of Service if the termination results from your Disability, except where your death occurs after the termination but while the Option is otherwise still exercisable;

(d)	the expiration of one (1) year following your death if your death occurs after your Termination of Service but while the Option is otherwise still exercisable; or

(e)	the seventh (7th) anniversary of the Grant Date of the Option, at 11:59 P.M., local time, Durham, North Carolina.

Upon expiration or termination of an Option, the Option will have no further effect and cannot thereafter be exercised to purchase any Shares.

3.	Vesting. Each Option will vest and become exercisable in accordance with the schedule set out on the corresponding Notice of Grant or such other vesting provisions expressly provided therein. All Options will become fully vested and exercisable to purchase all Shares subject to the Option, to the extent not already vested and exercisable, upon your Termination of Service on account of your death or Disability, unless otherwise provided in the Notice of Grant.

4.	Forfeiture upon Termination of Service. Except as otherwise provided in this Agreement or the Plan, upon your Termination of Service you will forfeit the Option with respect to any Shares as to which the Option has not vested as of the date of your Termination of Service.

5.	Tolling in the Event of Delayed Disability Determinations. If at the time of your Termination of Service, a determination as to whether the Termination of Service is on account of your Disability is outstanding, the forfeiture of Options with respect to Shares which are not then vested will be tolled for the period beginning on the date of your Termination of Service and ending on the earlier of the date that it is determined that your Termination of Service is on account of your Disability or the date of expiration or exhaustion of your right to appeal a decision that your Termination of Service was not on account of your Disability. If it is determined that your Termination of Service occurred on account of your Disability, you will become fully vested in the Options with respect to such Shares on the date of such determination. If it is determined that your Termination of Service did not occur on account of your Disability, then the Options will be forfeited with respect to such unvested Shares on the date of expiration or exhaustion of your right to appeal such decision.

6.	Exercise of Option. To exercise an Option, you must complete, execute and deliver to the Company of a notice of exercise in the form supplied by the Company and pay to the Company the purchase price for the number of Shares specified in the notice together with all taxes or other amounts the Company is required to withhold or collect pursuant to this Agreement. Exercise of the Option will be effective only when the notice and required payments are actually received by the Company. If the exercise is facilitated through a “broker-assisted exercise” or “cashless exercise” transaction by a brokerage firm you have designated, you agree that the

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

brokerage firm is acting as your agent in the transaction and that the Company may rely upon notices, instructions and information given by such firm in connection with the exercise, as if the same were given by you. The Company will deliver a certificate or certificates for the purchased Shares to you, or to such other person as you designate in writing, or make the Shares available for electronic delivery in the U.S. to an account you designate in writing, within three (3) business days after the Company receives the notice of exercise and required payments.

7.	Withholding Taxes. The Company’s obligation to issue Shares upon exercise of an Option is subject to the condition that you pay to the Company, in addition to the purchase price of the Shares purchased, all taxes and any other amounts the Company is required by law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold or collect in connection with the Option exercise, if any.

8.	Transfer of Option. Neither an Option nor any rights under an Option may be assigned, pledged as collateral or otherwise transferred, except as permitted by the Plan, nor may an Option or such rights be subject to attachment, execution or other judicial process. In the event of any attempt to assign, pledge or otherwise dispose of an Option or any rights under an Option, except as permitted by the Plan, or in the event of the levy of any attachment, execution or similar judicial process upon the rights or interests conferred by an Option, the Committee may in its discretion terminate the Option upon notice to you.

9.	Rights Prior to Exercise. You will have no rights as a shareholder with respect to any Shares until such Shares have been duly issued by the Company or its transfer agent pursuant to exercise of an Option.

10.	Termination of Service. Unless otherwise provided in the Notice of Grant, for purposes of this Agreement “Termination of Service” means the discontinuance of your relationship with the Company as an employee of the Company or other Employer under the Plan or as a member of the Board of Directors of Cree, Inc. Except as determined otherwise by the Committee, you will not be deemed to have incurred a Termination of Service if the capacity in which you provide services to the Company changes (for example, you change from being a non-employee director to being an employee) or if you transfer employment among the various entities constituting the Employer, so long as there is no interruption in your provision of services to the Company or other Employer as an employee or as a non-employee member of the Board of Directors of Cree, Inc. The Committee, in its discretion, will determine whether you have incurred a Termination of Service. You will not be deemed to have incurred a Termination of Service during a period for which you are on military leave, sick leave, or other leave of absence approved by the Employer.

11.	Provisions of the Plan. The provisions of the Plan are incorporated by reference in this Agreement as if set out in full in this Agreement. To the extent that any conflict may exist between any other provision of this Agreement and a provision of the Plan, the Plan provision will control. All decisions of the Committee with respect to the interpretation, construction and application of the Plan or this Agreement shall be final, conclusive and binding upon you and the Company.

12.	Detrimental Activity. The Committee in its sole discretion may cancel, terminate, suspend or otherwise limit or restrict exercise of the unexercised portion of an Option if you engage in any “Detrimental Activity” (as defined below). In addition, if you engage in any Detrimental Activity prior to or within one (1) year after your Termination of Service, the Committee in its sole discretion may require you to pay to the Company the amount of all gain you realized from any exercise of the Option beginning six (6) months prior to your Termination of Service, provided that the Committee gives you notice of such requirement within one (1) year after your Termination of Service. In that event, the Company will be entitled to setoff such amount against any amount the Company owes to you, in addition to any other rights the Company may have. For purposes of this section:

(a)	“Company” includes Cree, Inc. and all other Employers under the Plan.

(b)	“Detrimental Activity” means any of the following conduct, as determined by the Committee in good faith:

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

(1)	the performance of services for any Competing Business (as defined below), whether as an employee, officer, director, consultant, agent, contractor or in any other capacity, except to the extent expressly permitted by any written agreement between you and the Company;

(2)	the unauthorized disclosure or use of any trade secrets or other confidential information of the Company;

(3)	any attempt to induce an employee to leave employment with the Company to perform services elsewhere, or any attempt to cause a customer or supplier of the Company to curtail or cancel its business with the Company;

(4)	breach of any confidentiality, noncompetition, nonsolicitation or nondisparagement obligations, or any obligations relating to the disclosure, assignment or protection of inventions, undertaken by you in any written agreement between you and the Company; or

(5)	any act of fraud, misappropriation, embezzlement, or tortious or criminal behavior that adversely impacts the Company.

(c)	“Competing Business” means any corporation, partnership, university, government agency or other entity or person (other than the Company) that is conducting research directed to, developing, manufacturing, marketing, distributing, or selling any product, service, or technology that is competitive with any part of the Company’s Business (as defined below). “Company’s Business” means the development, manufacture, marketing, distribution, or sale of, or the conduct of research directed to, any product, service, or technology that the Company is developing, manufacturing, marketing, distributing, selling, or conducting research directed to, at any time during your employment or other relationship with the Company, except that following your Termination of Service the Company’s Business will be determined as of the time of such termination. As of the effective date of this Agreement, the Company’s Business includes but is not limited to the conduct of research directed to, development, manufacture, marketing, distribution, and/or sale of the following products, services, and technologies: (1) silicon carbide (SiC) materials for electronic applications; (2) SiC materials for gemstone applications; (3) AIII nitride materials for electronic applications; (4) light-emitting diode (LED) devices and components; (5) power semiconductor devices made using SiC and/or AIII nitride materials and components incorporating such devices; (6) radio frequency (RF) and microwave devices made using SiC and/or AIII nitride materials and components and modules incorporating such devices; (7) LED backlights for liquid crystal displays (LCDs); and (8) other semiconductor devices made using SiC and/or AIII nitride materials and components incorporating such devices. You acknowledge that during your employment or other relationship with the Company the Company’s Business may expand or change and you agree that any such expansions and changes shall expand or contract the definition of the Company’s Business accordingly.

13.	Data Privacy. By signing this Agreement, you consent to the collection, use and transfer, in electronic or other form, of your personal data as described below by and among, as applicable, your Employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Employer holds or may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, position title, any shares of stock or directorships held in the Company, details of all options or any other entitlement to Shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting the Company’s Stock Plan Administrator. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any Shares of stock acquired pursuant to this Agreement. You understand that Data will be held pursuant to this Agreement only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents above, in any case without cost, by contacting in writing the Company’s Stock Plan Administrator. You acknowledge, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan.

14.	Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and the translated version is different than the English version, the English version will control.

15.	Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to Options granted under this Agreement by electronic means or request your consent to participate in the Plan by electronic means. By signing this Agreement, you consent to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by Company.

16.	General.

(a)	Nothing in this Agreement will be construed as constituting a commitment, agreement or understanding of any kind that the Company or any other Employer will continue your employment or other relationship with the Company nor to limit or restrict either party’s right to terminate the relationship.

(b)	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. You may not assign any rights under this Agreement without the written consent of the Company, which it may withhold in its sole discretion; any such attempted assignment without the Company’s written consent shall be void. The Company may assign its rights under this Agreement at any time upon notice to you.

(c)	Notices under this Agreement must be in writing and delivered either by hand or by certified mail (return receipt requested and first-class postage prepaid), in the case of the Company, addressed to its principal executive offices to the attention of the Stock Plan Administrator, and, in your case, to your address as shown on the Employer’s records.

(d)	This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina as if made and to be performed wholly within such State.

(e)	No amendment or modification of this Agreement shall be valid unless the same is in writing and signed by you and by an authorized representative of the Company. If any provision of this Agreement is held to be invalid or unenforceable, such determination shall not affect the other provisions of the Agreement and the Agreement shall be construed as if the invalid or unenforceable provision were omitted and a valid and enforceable provision, as nearly comparable as possible, substituted in its place.

(f)	This Agreement, together with the corresponding Notice(s) of Grant and the Plan, set forth all of the promises, agreements and understandings between you and Company relating to each Option evidenced by this Agreement. This Agreement, together with the corresponding Notice(s) of Grant and the Plan, supersede any and all prior agreements or understandings, whether oral or written, with respect to each Option evidenced by this Agreement and such Notice, unless otherwise specified in the corresponding Notice of Grant.

(g)	Shares issued upon exercise of an Option may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under applicable law or the rules and regulations of the U.S. Securities and Exchange Commission or any stock exchange or trading system upon which the common

Cree, Inc. Master Stock Option Award

Agreement Terms and Conditions

stock of the Company is listed, and the Committee may cause a legend or legends to be placed on any such certificates or the stock records of the Company to make appropriate reference to such restrictions.

(h)	You agree that each Option evidenced by this Agreement serves as additional, valuable consideration for your obligations, if any, undertaken in any existing agreement between you and the Company and/or other Employer regarding confidential information, noncompetition, nonsolicitation or similar covenants.

(i)	You acknowledge, represent and warrant to the Company, and agree with the Company, that (i) except for information provided in the Company’s filings with the U.S. Securities and Exchange Commission and in the Company’s current prospectus relating to the Plan, you have not relied and will not rely upon the Committee, the Company, an Employer or any employee or agent of the Company or an Employer in determining whether to accept or exercise an Option, or in connection with any disposition of Shares purchased upon exercise of an Option, or with respect to any tax consequences related to the grant or exercise of an Option or the disposition of Shares purchased pursuant to exercise of an Option; and (ii) you will seek from your own professional advisors such investment, tax and other advice as you believe necessary.

(j)	You acknowledge that you may incur a substantial tax liability as a result of exercise of an Option. You assume full responsibility for all such consequences and the filing of all tax returns and related elections you may be required or find desirable to file. If you are required to make any valuation of an Option or Shares purchased pursuant to exercise of the Option under any federal, state or other applicable tax law, and if the valuation affects any tax return or election of the Company or the Employer or affects the Company’s financial statement reporting, you agree that the Company may determine the value and that you will observe any determination so made by the Company in all tax returns and elections filed by you.

(k)	You acknowledge that copies of the Plan and Plan prospectus are available upon written or telephonic request to the Company’s Stock Plan Administrator.

17.	Severability. The provisions of this Agreement are severable and if any one or more provisions is determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

NOTICE OF GRANT (Stock Option Award)

Company:	Participant:	_____________________________________
Cree, Inc.	Award Number:	___________________________
4600 Silicon Drive	Plan:	2004 Long-Term Incentive Compensation Plan
Durham, NC 27703	Award Type:	Nonqualified Stock Option
Tax I.D. 56-1572719	Grant Date:	_________________________
	Number Shares:	_________________________
	Exercise Price:	_________________________
	Vesting Schedule:	installment(s) beginning
	Expiration Date:	11:59 p.m. local time in Durham, NC on the 7th Anniversary of the Grant Date

Dear Participant:

This Notice of Grant confirms that Cree, Inc. (the “Company”) has awarded you an option to purchase              shares (the “Shares”) of the common stock of the Company at a purchase price of $             per share, effective              , the Grant Date of the award. The option is subject to and governed by the Cree, Inc. 2004 Long-Term Incentive Compensation Plan (the “Plan”), the terms of the applicable Master Stock Option Award Agreement between you and the Company (the “Master Agreement”), and this Notice of Grant.

You may exercise the option to purchase up to the number of Shares for which it has vested unless and until the option expires or is earlier terminated. In accordance with the Master Agreement and the Plan, upon any Termination of Service (as defined in the Master Agreement), the option will be forfeited as to all Shares not then vested and will terminate thereafter as to vested Shares. If not previously terminated or expired, the option will vest in installments as follows, provided that on the indicated vesting date you are an employee of the Company or another Employer under the Plan [or are serving as a member of the Board of Directors of Cree, Inc.]1:

                     Shares on                  2;

                     additional Shares on                      ; and

                     additional Shares on                     .

This award and any other award(s) granted under the Plan on the Grant Date are intended to fulfill any and all agreements, obligations or promises, whether legally binding or not, previously made by the Company or another Employer under the Plan to grant you options or other rights to common stock of the Company. By signing below, you accept such awards, along with all prior awards received by you, in full satisfaction of any such agreement, obligation or promise.

FOR CREE, INC.	ACCEPTED AND AGREED TO:
[Name]	[Participant’s Name]
[Title][3]

[1]	Bracketed language to be included only in grants to members of the Board of Directors of Cree, Inc.
[2]	Insert additional lines and terms as required for vesting schedule.
[3]	To be executed by the CEO except that if the CEO is the Participant the Notice of Grant shall be signed by the Chairman of the Compensation Committee.